Exhibit 11.01


EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992





                                   1994        1993        1992


Earnings:

  Net income                     $60,729     $73,455     $60,026

  Interest net of applicable
  income taxes on 9 1/2%
  convertible subordinated
  debentures                         146          89         208

    Adjusted earnings            $60,875     $73,544     $60,234


Shares:

  Average common
  shares outstanding              34,509      32,359      31,342

  Dilutive effect of
  conversion of 9 1/2%
  convertible subordinated
  debentures                         220         257         305

  Dilutive effect
  of stock options
  outstanding                         11          61          61

    Total                         34,740      32,677      31,708



Primary Earnings
Per Share                          $1.76       $2.27       $1.92


Fully Diluted
Earnings Per Share                 $1.75       $2.25       $1.90